Reg. S-K
Item 601
Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-61350, 333-68175, 333-81500, and 333-98145 on Form S-3 and Registration Statement Nos. 333-18443, 333-43366, 333-53046, 333-62273, 333-64284, 333-70609, 333-74312, 333-75612, 333-101662, and 333-111614 on Form S-8 of our reports dated March 3, 2005, related to the consolidated financial statements and financial statement schedules of Berkshire Hathaway Inc. and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Berkshire Hathaway Inc. for the year ended December 31, 2004.

DELOITTE & TOUCHE LLP
Omaha, Nebraska
March 14, 2005